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INVESTOR NEWS
SBA Communications Corp. SBAC

A Letter from the CEO

Dear Investors:

Once again SBA has delivered financial results squarely within our guidance. I am proud of the efforts of all our employees that have helped us post record revenues and EBITDA, especially considering the difficult times in the telecom industry. Since our last quarterly report, we have continued to grow our revenues and cash flow, further trimmed overhead expenses on an absolute basis, improved our liquidity position, and are now one quarter closer to positive free cash flow. While the capital markets pressure has certainly made the current environment challenging, we continue to take great comfort in our ability to execute our business plan.

We at SBA continue to be optimistic on the future of our company and the wireless tower business. This optimism is driven by the continued growth in wireless minutes of use. There are currently no meaningful substitutes for antenna sites for delivery of wireless signals. As minutes of use continues to grow, we know that carriers will need to add cell sites to maintain network quality. Smart antennas, shared networks, capacity upgrades, vocoders and other improvements have not materially slowed the need for additional cell sites in the face of increasing minutes of use. All the carriers agree that the single best thing to improve network quality is to add more cell sites.

Our industry has demonstrated that the tower model works. Tower leasing has produced, and should continue to produce, sequential increases in revenue, cash flow, and margin regardless of the quarterly BBE lease-up rate. We expect pricing strength and integrity to continue as required cell densities for network quality continue to increase over time. Finally, we think we have demonstrated the operational leverage in the business, as overhead costs have declined as a percentage of revenues.

Our most important goal still remains getting to free cash flow as quickly as possible, which we still project for the first quarter of 2003. With the increased flexibility under our amended credit facility, continued focus on cost control, and the strength of our organic leasing growth we believe we have an improved path to sustained growth, delevering, and increasing positive free cash flow. We continue to have great confidence in our business plan and in our ability to execute. We believe that our experienced management team, our motivated employees, and our superior assets will serve us well as we navigate through difficult times and work to deliver on our operational and financial goals.

Sincerely,

/s/    JEFFREY A. STOOPS
Jeffrey Stoops, President and CEO

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On Monday, August 12, SBA Communications announced record financial results showing strong growth. Revenue, Tower Cash Flow, and EBITDA were all record highs.

Conference Call Highlights:

Financial Results

•	SBA once again posted record revenues and EBITDA for the quarter

•	SBA showed continued improvement in Tower Cash Flow and EBITDA margins as a result of revenue gains and continued success of expense control

Lease-Up

•	SBA added gross annualized leasing revenues at a rate of $6,800 per tower per year (.38 BBE)

•	SBA expects a lease-up rate of $6,200 to $7,000 of gross revenue added per tower per year for the rest of 2002

•	Same tower revenue came in at 19% and cash flow growth was 24% for the towers owned on June 30, 2001

Services

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The Big 6 wireless carriers have recently indicated they intend to spend approximately $13 billion in capital expenditures in the second half of 2002, or 50% more than they spent in the first half of the year

•	SBA believes it will continue to have an active services business, even in difficult times

Liquidity

•	On June 30, SBA had cash and restricted cash of $31.8 million and total debt of $960 million

•	SBA recently renegotiated the financial covenants under the Senior Credit facility, substantially increasing the Company’s compliance cushion

•	Debt is expected to peak in the third quarter of 2002, remain flat for two quarters, and then begin to decline; total liquidity at peak debt is expected to be approximately $80 million

2nd Quarter 2002 Results

	Three Months Ended June 30,
	2002	2001
	($ in thousands)
Revenues:
Site Development	$35,373	$32,840
Site Leasing	34,235	24,915

Total	$69,608	$57,755
Expenses:
Site Development	$28,562	$25,214
Site Leasing	11,711	9,110

Total	$40,273	$34,324
SG&A(1)	$8,998	$10,759
Non-cash Comp.	$460	$891
EBITDA(2)	$20,797	$13,563

(1)	Includes non-cash compensation expense
(2)	Earnings before interest, taxes, depreciation, amorization, non-cash compensation, and non-recurring developmental charge

3rd Quarter 2002 Guidance

	Guidance(1)
	3Q2002
	($ in millions)
Revenues:
Site Development	$31.0	–	$37.0
Site Leasing	34.0	–	36.0

Total	$65.0	–	$73.0
EBITDA(2)	$21.0	–	$23.0
Net Interest Expense	$22.0	–	$24.0
Cash Interest Expense	$14.0	–	$16.0
Net Loss / Share	$(0.50)	–	$(0.60)
Cash Capex	$10.0	–	$20.0
Towers to Be Added	27	–	35

(1)	Please see language regarding forward-looking statements included in this mailing
(2)	Earnings before interest, taxes, depreciation, amortization, non-cash charges and unusual or non-recurring expenses.

SG&A(1) Cost Control
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(1)	Selling, General, and Administrative expense excluding non-cash compensation

Notice Regarding Forward-Looking Statements

This letter contains forward-looking statements, including statements regarding future revenue growth, future increases in leasing revenues, cash flow and margin, our continued ability to control costs, our continued ability to perform our services businesses at its current level, our ability to be free cash flow positive by early 2003 and all our 3Q financial guidance. These forward-looking statements may be affected by the risks and uncertainties in our business, including our ability to expand our site leasing business and maintain or expand our site development business, the general health of the economy, the wireless tower business and the wireless telecommunications industry, the inability of our clients to access sufficient capital or their unwillingness to expend capital to fund network expansion or enhancements, our inability to sufficiently increase our revenues and maintain or decrease expenses and cash capital expenditures sufficiently to permit us to be positive free cash flow by early 2003, and the other cautionary statements and risk factors disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2001. We have no obligation to update any forward-looking statement we may make.

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